                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 12.1

                           ANIXTER INTERNATIONAL INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




(IN MILLIONS)

                                                               FISCAL YEAR ENDED                              13 WEEKS ENDED
                                           --------------------------------------------------------       -----------------------
                                            JAN. 1,    DEC. 31,    DEC. 29,    DEC. 28,    JAN. 3,         APR. 4,      JUL. 4,
EARNINGS                                     1999        1999        2000        2001       2003             2003         2003
                                           ---------  ----------  ----------  ----------  ---------       ----------   ----------
Income from continuing operations             $44.7       $69.7       $78.7       $30.3      $43.1            $10.2         $7.3
Share of distributed income of less-than
     50% owned affiliates                       5.7           -           -           -          -                -            -
Undistributed income of equity investee           -           -        (2.5)      (17.1)      (9.3)            (2.7)        (5.8)
Income tax provision                           31.8         8.5        55.9        22.4       28.7              7.3          5.5
                                           ---------  ----------  ----------  ----------  ---------       ----------   ----------
Subtotal                                       82.2        78.2       132.1        35.6       62.5             14.8          7.0

FIXED CHARGES
Interest charges                               31.7        34.9        43.3        30.1       15.6              3.4          3.3
Interest portion of operating rents            13.2        19.4        17.4        19.3       16.8              4.4          4.1
                                           ---------  ----------  ----------  ----------  ---------       ----------   ----------
Total fixed charges                            44.9        54.3        60.7        49.4       32.4              7.8          7.4
                                           ---------  ----------  ----------  ----------  ---------       ----------   ----------
Earnings, as adjusted                        $127.1      $132.5      $192.8       $85.0      $94.9            $22.6        $14.4
                                           =========  ==========  ==========  ==========  =========       ==========   ==========

Ratio of earnings to fixed charges             2.83        2.44        3.18        1.72       2.93             2.91         1.95
                                           =========  ==========  ==========  ==========  =========       ==========   ==========